UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 5, 2023

Taylor Morrison Home Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35873	83-2026677
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4900 N. Scottsdale Road, Suite 2000

Scottsdale, AZ, 85251

(Address of principal executive offices) (Zip Code)

(480) 840-8100

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.00001 per share	TMHC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01	Regulation FD Disclosure.

Taylor Morrison Home Corporation (the “Company”) today provided an update on the lawsuit involving the Solivita community in Kissimmee, Florida owned by Avatar Properties, Inc. (a subsidiary entity acquired by the Company in 2018). As previously disclosed in the Company’s SEC filings, a class action complaint was filed in April 2017 in Florida state court against Avatar, generally alleging that the collection of club membership fees in connection with the use of the club amenities in Solivita violates various laws relating to homeowner associations and other Florida-specific laws. The Company acquired the Solivita community in connection with its acquisition of AV Homes in October 2018. The Solivita community contains approximately 5,500 lots.

In November 2021, the trial court determined that the plaintiffs were entitled to club membership fee reimbursements. The Company appealed the trial court’s ruling in November 2021, and the parties agreed to continue to collect club membership fees pending the outcome of the appeal. In June 2023, the appeals court affirmed the trial court judgment in a split decision. Recognizing the potential “far-reaching effects on homeowners associations throughout the State,” the court certified a question of great public importance to the Florida Supreme Court, and the Company filed a notice to invoke the discretionary review of the Florida Supreme Court. In November 2023, the Florida Supreme Court declined to exercise jurisdiction.

The Company has reviewed its amenity arrangements and structures in its Florida communities to determine whether any other communities collect the club membership fees at issue in the Solivita action. With the exception of the Company’s Bellalago community also located in Kissimmee, Florida, which was likewise acquired in connection with the AV Homes acquisition, the Company does not own or operate any communities that collect such club membership fees.

In 2020, residents of the Bellalago community filed a separate suit against the Company in Florida state court also seeking reimbursement of club membership fees. This action had been stayed, pending the resolution of the Solivita litigation. The Bellalago Community contains approximately 2,500 lots.

Recent media reports have suggested that the Company may own additional communities for which similar claims have been filed, including the TerraLargo community located in Lakeland, Florida, which is a former AV Homes community sold in 2012. The Company has no ownership interest in TerraLargo and is not a party to the pending litigation filed by residents of that community. The Company believes that the club membership fee issue is isolated to the AV Homes legacy communities of Solivita and Bellalago.

As a result of the Florida Supreme Court’s decision, and based on currently available information, the Company currently expects to record a liability of approximately $55.0 million in connection with the Solivita matter in the fourth quarter, which includes the amount of the trial court’s judgment, club membership fees received during the pendency of the Company’s appeal, and post-judgment interest. Further amounts will be incurred for pre-judgment interest and attorney’s fees for the Solivita matter and additional amounts may be incurred in connection with the Bellalgo matter, but such amounts are indeterminable at this time.

The information under this Item 7.01 of this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Forward-Looking Statements

This Current Report on Form 8-K includes “forward-looking statements.” You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “will,” “can,” “could,” “might,” “should” and similar expressions identify forward-looking statements, including statements related to our expectations and beliefs with respect to the merit of the litigation discussed herein, the eventual resolution of the litigation and the impact of such resolution on us. Such forward-looking statements are based on currently available information and management’s expectations, beliefs and forecasts concerning future events impacting the business.

These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets the Company serves or intend to serve, to differ materially from those expressed in, or implied by, these statements. These factors include those disclosed in our Securities and Exchange Commission filings from time to time, including, without limitation, those factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. The Company undertakes no duty to update any forward-looking statement, whether as a result of new information, future events or changes in our expectations, except as required by applicable law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 5, 2023

Taylor Morrison Home Corporation

By:	/s/ Darrell C. Sherman
	Name:	Darrell C. Sherman
	Title:	Executive Vice President, Chief Legal Officer and Secretary